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                                                                     Exhibit 4.9

                         INVESTOR SUBSCRIPTION AGREEMENT
                             OF INNOPET BRANDS CORP.


                  THIS INVESTOR SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of this 18th day of December 1997, by and between INNOPET BRANDS CORP., a Delaware corporation (the "Company"), with offices at One East Broward Boulevard, Suite 1100, Ft. Lauderdale, Florida 33301 and EXPLORER FUND MANAGEMENT, L.L.C. (the "Fund"), with offices at 444 N. Michigan Avenue, Suite 2910, Chicago, Illinois 60611.

                  WHEREAS, the Fund has assisted in the investment in the Company by Explorer Partners LLC (the "Investor") pursuant to the Subscription Agreement and Investment Representation of even date herewith by and between the Company and the Investor (the "Investor Agreement");

                  WHEREAS, in connection with the Investor Agreement, the Company desires to issue to the Fund redeemable common stock purchase warrants (the "Warrants") to purchase that number of shares (the "Warrant Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock") determined in accordance with Section 1(i) hereunder; and

                  WHEREAS, the Warrants are subject to the terms and conditions set forth in the Warrant Agreement dated December 5, 1996 between the Company and Continental Stock Transfer & Trust Company, as amended (the "Warrant Agreement").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder, the parties hereto represent and agree as follows:

                  1. WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

                           (i) The Fund hereby subscribes for a total number of
Warrants to purchase that number of Warrant Shares equal to the greater of (a) 40,000 shares of Common Stock or (b) twenty percent (20%) of the number of shares of Common Stock issuable upon conversion of the Series B Cumulative Convertible Preferred Stock of the Company (the "Series B Preferred Stock") issued to the Investor pursuant to the Investor Agreement, as if conversion of such Series B Preferred Stock was to occur on each date of Closing (as such term is defined in the Investor Agreement), at an exercise price of $6.00 per share (the "Exercise Price"), in exchange for an aggregate of $.0001 per Warrant Share in cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (the "Purchase Price").




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                           (ii) The Fund shall pay the Purchase Price for the
Warrants subscribed for by the Fund either in cash or by check payable to the Company, to be delivered at each Closing in exchange for Warrant Certificates to be issued by the Company. The closings of the purchase and sale of the Warrants shall take place on each date of Closing. The Company shall issue the Warrants pro rata based upon the sum of money paid to the Company by the Investor at each Closing.

                           (iii) The Company's obligation to issue any Warrants
to the Fund is conditioned upon the occurrence of the corresponding Closing. If any specific Closing does not occur, then the Company is not obligated to issue to the Fund the Warrants corresponding to such Closing.

                           (iv) The description of the terms and provisions of
the Warrants and the respective rights and obligations thereunder, including but not limited to the form of Warrant Certificate and those regarding term, exercise, taxes, exchange and redemption thereof by the Company, are more fully set forth in the Warrant Agreement, a copy of which is on file at the principal offices of the Company.

                           (v) The Company shall use its reasonable best efforts
to cause the Warrants and the Warrant Shares to be registered in accordance with and upon the same terms and conditions as are set forth in the Registration Rights Agreement of even date hereof between the parties (the "Registration Rights Agreement").

                  2. THE FUND'S REPRESENTATIONS AND COVENANTS.

                           The Fund represents, warrants and covenants to the
Company as follows:

                           (i) This Agreement has been duly authorized, validly
executed and delivered on behalf of the Fund and is a valid and binding agreement of the Fund enforceable in accordance with its terms, subject to general principles of equity and of bankruptcy or other laws affecting the enforcement of creditors' rights;

                           (ii) The Fund is purchasing the Warrants
(collectively with the Warrant Shares, referred to herein as the "Securities") for its own account, for investment purposes only and not with a view towards distribution. The Fund understands and agrees that it must bear the economic risks of its investment for an indefinite period of time. The Fund has received and carefully reviewed copies of the Public Documents (as defined in the Investor Agreement). The Fund understands that the offer and sale of the Securities are being made only by means of this Agreement. No representations or warranties have been made to the Fund by the Company, the officers or directors of the Company, or any agent, employee or affiliate of any of them, except as specifically set forth herein or as set forth in documents referenced herein. The Fund is aware that the purchase of the Securities involves a high degree of risk and that it may sustain, and has the financial ability to sustain, the loss of its entire investment. The Fund has had the opportunity to ask questions of, and receive answers satisfactory to it from, the Company or its representatives,




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regarding the Company. The Fund understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Securities and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the investment herein. The Fund, in making the decision to purchase the Securities subscribed for, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties. The Fund has significant assets and upon consummation of the purchase of the Securities will continue to have significant assets exclusive of the Securities. The Fund has not been organized for the sole purpose of acquiring the Securities;

                           (iii) The Fund is an "accredited investor" within the
meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                           (iv) The Fund understands that the Securities are
being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Fund set forth herein in order to determine the applicability of such provisions;

                           (v) The Fund is capable of evaluating the risks and
merits of this investment by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters;

                           (vi) The Fund understands that neither the Warrants
nor the Warrant Shares have been registered under the Securities Act and therefore it cannot dispose of any or all of the Warrants or Warrant Shares unless and until such Warrants or Warrant Shares, as the case may be, are subsequently registered under the Securities Act or exemptions from such registration are available. The Fund acknowledges that a legend substantially as follows will be placed on the certificates representing the Warrants and/or Warrant Shares:

                           THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT TRANSFER SUCH SECURITIES


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                           EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE
                           ISSUER THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

                           (vii) The Fund understands that the description
herein regarding the rights and obligations with respect to the Warrants is a summary and does not purport to be complete, and is further qualified in its entirety by reference to the Warrant Agreement, which is incorporated herein by reference.

                  3. THE COMPANY'S REPRESENTATIONS AND COVENANTS.

                           The Company represents, warrants and covenants to the
Fund as follows:

                           (i) The Company has registered warrants to purchase
shares of its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Common Stock is quoted on the Nasdaq SmallCap Market (trading symbol INBCW);

                           (ii) At the Closing, the Warrants shall be duly
authorized and validly issued and when issued and delivered, each of them shall be enforceable in accordance with their terms (subject to general principles of equity and bankruptcy, fraudulent conveyance, preference and other laws affecting creditors' rights generally). The Warrant Shares, when issued and delivered upon proper exercise of the Warrants, will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement or such agreements as may be incorporated herein by reference or entered into between the parties hereto, and will not subject the holders thereof to personal liability by reason of being such holders;

                           (iii) The Company has granted the Fund registration
rights pursuant to the terms and conditions of the Registration Rights Agreement. The description of such rights contained herein is a summary and is qualified in its entirety by the detailed information appearing in the Registration Rights Agreement, a copy of which has been provided to the Fund; and

                           (iv) This Agreement has been duly authorized, validly
executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Agreement and the other agreements and


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documents contemplated hereby and to perform its obligations hereunder and thereunder.

                  4. INDEMNIFICATION BY THE FUND.

                           The Fund hereby agrees to indemnify and hold harmless
the Company and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by the Fund, (ii) any omission or alleged omission of a material fact with respect to the Fund or (iii) any breach of any representation, warranty or agreement made by the Fund in this Agreement.

                  5. DELIVERIES AT CLOSINGS.

                           (i) The Fund shall deliver to the Company, at each
Closing, payment of the appropriate Purchase Price.

                           (ii) The Company shall deliver to the Fund, on or
before ten (10) days after each Closing, the appropriate number of certificates for the Warrants in the name of Explorer Fund Management L.L.C.

                  6. MISCELLANEOUS.

                           (i) This Agreement shall be governed by and
interpreted in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

                           (ii) This Agreement may be executed by facsimile
signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (iii) Each of the parties agrees to pay its own
expenses incident to this Agreement and the performance of its obligations hereunder, including, but not limited to, the fees and expenses of each such party's legal counsel.

                           (iv) All notices and other communications provided
for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth in the preamble to this Agreement, and thereafter at such other address, notice of which is given to the other party hereto in writing.



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                           (v) This Agreement, together with such other
agreements as may be incorporated herein by reference, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.


                  IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                                         INNOPET BRANDS CORP.


                                         By: ________________________________
                                              Name:  Marc Duke
                                              Title: Chief Executive Officer


                                         EXPLORER FUND MANAGEMENT, L.L.C.


                                         By: ________________________________
                                              Name: Robert L. Holz
                                              Title:


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